                                                                   EXHIBIT 2.1
================================================================================




                            ASSET PURCHASE AGREEMENT





                                 BY AND BETWEEN





                           UNITED STATES CAN COMPANY




                                      AND



                             ALLTRISTA CORPORATION





                                 APRIL 29, 1996








================================================================================

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of April 29, 1996 (the "Agreement"), by and between Alltrista Corporation, an Indiana corporation ("Alltrista"), and United States Can Company, a Delaware corporation ("U.S. Can").

                                 WITNESSETH:

         WHEREAS, Alltrista Metal Services, a division of Alltrista ("AMS"), is engaged in the business of metal cutting and decorating, as well as the manufacture, sale and licensure of certain proprietary products (the "Metal Services Business"); and

         WHEREAS, Alltrista desires to sell to U.S. Can, and U.S. Can desires to purchase from Alltrista, in accordance with the terms and subject to the conditions of this Agreement, certain assets and rights of Alltrista related to the Metal Services Business, as more fully described hereinafter;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and in reliance upon the representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                           TERMS OF PURCHASE AND SALE

                 1.1      Purchase and Sale.  Except as otherwise provided in
Section 1.2 hereof, subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), Alltrista hereby sells, assigns and transfers to U.S. Can, or causes to be sold, assigned and transferred to U.S. Can, and U.S. Can hereby purchases from Alltrista, all of the following assets wherever located:

         (a) all right, title and interest of Alltrista in and to all of the machinery and equipment of Alltrista used exclusively in the Metal Services Business as identified on Schedule 1.1(a) hereto; and

         (b) all right, title and interest of Alltrista in and to all of the patents, trademarks and other intellectual property of Alltrista used exclusively in the Metal Services Business as identified on Schedule 1.1(b) hereto;

         (c) all right, title and interest of Alltrista in and to all of the coatings and inks of Alltrista used exclusively in the Metal Services Business; and

         (d) all books and records of Alltrista relating to the Metal Services Business (collectively, the "Assets").

                 1.2 Excluded Assets. Anything in Section 1.1 hereof to the contrary notwithstanding, there shall be excluded from the Assets to be transferred to U.S. Can hereunder: (i) all land, buildings, intellectual property and equipment related to the Plastisol business of Alltrista described on Schedule 1.2 hereof ("Plastisol Business"), (ii) Alltrista's induction curing intellectual property described on Schedule 1.2 hereof, (iii) any cash or cash equivalents of Alltrista (including marketable securities) on hand or in bank accounts, (iv) any accounts or notes receivable of Alltrista, (v) all inventory of the Metal Services Business consisting of raw materials, other than coatings and inks, work-in-process and finished goods, or (vi) any other assets or rights of Alltrista not described in Section 1.1 hereof.

                 1.3 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Assets and the consummation of the other transactions contemplated hereby (the "Closing") shall take place simultaneously with the execution of this Agreement at the offices of Ross & Hardies, 150 North Michigan Avenue, Chicago, Illinois, at 9:00 a.m. on April 29, 1996, or at such other place or time as the parties may agree upon (the "Closing Date"). U.S. Can shall be deemed to own the Assets, and the Closing shall be deemed effective, as of 12:01 a.m., Chicago time, on April 27, 1996 (the "Effective Time"). If and to the extent there is any loss in respect of the assets, properties, employees, operations or business of AMS from the Effective Time to 12:00 noon, Chicago time, on the Closing Date, Alltrista will indemnify and hold U.S. Can harmless from and against all costs, liabilities, expenses and damages, arising out of or related to such loss. At the Closing, Alltrista and U.S. Can shall deliver such certificates, opinions, instruments, and other documents to be delivered by each such party as set forth in Article VII.

         1.4     Purchase Price.

                 1.4.1 Amount of Purchase Price. The aggregate purchase price for the Assets shall be $9,647,650 (the "Purchase Price").

                 1.4.2 Payment of Purchase Price. The Purchase Price shall be paid by U.S. Can at the Closing by wire transfer of immediately available funds to an account(s) designated by Alltrista in a written instruction to U.S. Can provided not less than two business days prior to the Closing Date.

                 1.5 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, U.S. Can shall assume only those liabilities and obligations of Alltrista specifically identified on Schedule 1.5 attached hereto and those obligations under the Collective Bargaining Agreements specified in Section 1.5.1 hereof (collectively, the "Assumed Liabilities").
At the Effective Time, U.S. Can shall assume and shall thereafter discharge the Assumed Liabilities. It is expressly understood and agreed by the parties that U.S. Can shall not have any successor liability for labor, pension, tax, environmental or other claims, unless and solely to the extent any such claim constitutes or is included within an Assumed Liability.

                 If and to the extent U.S. Can terminates any Transferred Employee after the Effective Time, U.S. Can will be solely responsible for any claims or causes of action based solely on U.S. Can's actions or omissions with respect to any such employee. U.S. Can will also be responsible for workers' compensation claims by Transferred Employees based solely on occurrences, or the part of any continuous or repetitive injuries, occurring after the Effective Time.

                 1.5.1 Assumption of Collective Bargaining Agreements. At the Effective Time, and except as otherwise provided in this Agreement, U.S. Can shall assume all obligations and liabilities of Alltrista under, and become the employer with respect to, the following collective bargaining agreements:
(i) Articles of Agreement between Alltrista Metal Services Company division of Alltrista Corporation, 4100 West 42nd Place, Chicago, Illinois 60632 and the Chicago Local No. 458-3M Graphic Communications International Union; (ii) the Labor Agreement Between Alltrista Metal Services Company division of Alltrista Corporation, 4100 West 42nd Place, Chicago, Illinois 60632-3995 and Local No. 570 for the United Steelworkers of America, AFL-CIO; and (iii) the Labor Agreement Between Alltrista Metal Services Company, 901 West Ostend Street, Baltimore, Maryland 21230 and Local 582, Graphic Communications International Union, 3100 East Monument Street, Baltimore, Maryland 21205 (collectively, the "Collective Bargaining Agreements"). Notwithstanding the foregoing, U.S. Can's assumption shall only apply with respect to obligations and liabilities arising or occurring after the Effective Time. U.S. Can shall honor the union represented employees' years of service with AMS for all purposes of seniority under the Collective Bargaining Agreements.

                 1.6 Employees. All employees of Alltrista in the Metal Services Business whose employment is affected by this Agreement (the "Transferred Employees"), as more specifically set forth on Schedule 1.6, will no longer be employees of Alltrista after the Effective Time and shall have their employment with U.S. Can commence as of the Effective Time, except as otherwise provided for herein.

                 1.7 Accounts Receivable. U.S. Can shall use commercially reasonable efforts to assist Alltrista in the collection of Alltrista's unpaid accounts receivable relating solely to the Metal Services Business for a continuous period not to exceed one year from the Closing Date. By way of example and not limitation, U.S. Can will, at Alltrista's request, employ phone calls and follow-up efforts to collect such accounts. U.S. Can shall maintain written records with respect to collection of such accounts and Alltrista shall be entitled to review such records and all information in U.S. Can's possession respecting such accounts at reasonable intervals and during U.S. Can's normal business hours. U.S. Can shall also establish appropriate procedures by which payments received by U.S. Can on accounts receivables can be identified as for the account of Alltrista or for the account of U.S. Can. For any payments received by U.S. Can on accounts receivable due and owing from a joint customer of U.S. Can and Alltrista, U.S. Can shall treat such payments as being made for the account of and belonging to Alltrista if (i) such payment is identified with an Alltrista invoice or (ii) such payment carries no Alltrista or U.S. Can invoice. If the payment is identified with a U.S. Can invoice, such payment shall remain the property of U.S. Can.

         U.S. Can shall cooperate with Alltrista in order to provide that any payments on accounts receivable of Alltrista shall be made directly to Alltrista at established Alltrista bank accounts or post office boxes as specified by Alltrista to U.S. Can or to customers of Alltrista. In the event U.S. Can shall inadvertently collect an account receivable due and owing to Alltrista, U.S. Can shall hold such funds in trust for Alltrista and shall pay such funds to Alltrista promptly in cash or other form of payment specified by Alltrista. In the event Alltrista shall inadvertently collect an account receivable due and owing to U.S. Can, Alltrista shall hold such funds in trust for U.S. Can and shall pay such funds to U.S. Can promptly in cash or other form of payment specified by U.S. Can.

         U.S. Can shall not have the authority to settle or compromise Alltrista's accounts receivable for less than the full amount of such accounts receivable without the prior written consent of Alltrista (which shall not be unreasonably withheld or delayed). U.S. Can shall bear its internal costs of assistance under this Section 1.7. Alltrista shall bear all external collection costs for such receivables; provided, however, that U.S. Can shall not incur any external collection costs for such receivables without the prior written consent of Alltrista.

         For purposes of credit policy administration by U.S. Can, including but not limited to credit limits for joint customers of Alltrista and U.S. Can, the outstanding credit balances of Alltrista customers as of the Closing Date shall be aggregated with U.S. Can's credit balances.

                 1.8 Allocation of Purchase Price. Seller and U.S. Can shall allocate the Purchase Price as provided in Schedule 1.8 hereto (the "Purchase Price Allocation"). The aggregate valuations and allocation properly reflect the fair market value of the Assets and the consideration paid for each pursuant to this Agreement. Alltrista and U.S. Can shall report, or cause to be reported, the purchase and sale of the Assets for federal income tax purposes pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), on a timely basis, in accordance with the Purchase Price Allocation and to give the other prompt written notice of any assertion or claim by the Internal Revenue Service that the Purchase Price Allocation is incorrect or is otherwise unacceptable for federal income tax purposes. Alltrista and U.S. Can shall also file on a timely basis any amendments to such report required to be filed as a result of any adjustment in the Purchase Price Allocation. Each party agrees to act in accordance with such Purchase Price Allocation in the course of any tax audit, tax review or tax litigation concerning such party and relating thereto. Neither Alltrista nor U.S. Can will assert, or permit to be asserted, that the Purchase Price Allocation was not separately bargained for at arm's length and in good faith.

         The consideration to be paid for the real property owned by Alltrista and utilized in the Metal Services Business shall be as set forth in the Purchase and Lease Agreement, attached hereto as Exhibit 7.3, which also describes in detail the real property to be leased to U.S. Can (the "Real Estate").

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF ALLTRISTA

         As of the date hereof, Alltrista represents and warrants to U.S. Can as follows (for purposes of this Article II, the phrase "to Alltrista's knowledge," the words "know" or "aware," or words of similar import shall mean the collective knowledge of the key employees of Alltrista, including but not limited to the key employees of AMS, and the defined term "Assets" shall be deemed to include the Real Estate):

                 2.1 Organization and Qualification. Alltrista is a corporation duly organized and validly existing under the laws of the State of Indiana and has the corporate power and authority to enter into this Agreement, the Tin Plate Purchase Agreement, the Technology License Agreement, the Escrow Trust Agreement, the Sales Agent Agreement and the Purchase and Lease Agreement to be entered into in connection herewith (the Tin Plate Purchase Agreement, the Technology License Agreement, the Escrow Trust Agreement, the Sales Agent Agreement and the Purchase and Lease Agreement collectively referred to as the "Related Agreements"), to consummate the transactions contemplated hereby and thereby, to own and lease the properties and other assets it presently owns or leases and to carry on its business as presently conducted. Alltrista is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in every jurisdiction in which it is required to be so licensed or qualified.

                 2.2 Authority. Alltrista has full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement and the Related Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Alltrista, and no other proceedings (corporate or otherwise) on the part of Alltrista are necessary to authorize this Agreement or the Related Agreements, or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly and validly executed and delivered by Alltrista, and (assuming valid execution and delivery by U.S. Can) constitute legal, valid and binding agreements of Alltrista.

                 2.3      Consents and Approvals.  Except as set forth in
Schedule 2.3 hereto, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for Alltrista to execute and deliver this Agreement and the Related Agreements, to consummate the transactions contemplated hereby and thereby and to fully perform its obligations hereunder and thereunder.

                 2.4 Absence of Conflicts. The execution, delivery and performance by Alltrista of this Agreement and the Related Agreements, and the consummation by Alltrista of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which Alltrista is subject, (ii) violate any order, judgment or decree applicable to Alltrista or any of the Assets, (iii) conflict with or result in a breach or default under any term or condition of the Articles of Incorporation or By-Laws of Alltrista, or any agreement or other instrument to which Alltrista is a party or by which it is bound, or to which any of the Assets are subject,
(iv) result in the creation or imposition of any lien, pledge, claim, security interest or encumbrance of any nature whatsoever on the Assets, or (v) cause, or to Alltrista's knowledge give any person grounds to cause, the maturity of any Assumed Liability to be accelerated, or increase any Assumed Liability.

                 2.5 Financial Statements. Alltrista has previously delivered to U.S. Can copies of certain AMS financial data, which is attached hereto as Exhibit 2.5 (collectively, the "Financial Data"). The Financial Data
(i) has been prepared in conformity with generally accepted accounting principles applied on a consistent basis, is correct and complete in all material respects and is in accordance with the books and records of Alltrista, and (ii) presents fairly the financial condition of AMS and the related results of operations as at the dates and for the periods shown.

                 2.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected in the Financial Data or as set forth in Schedule 2.6 hereto, (a) Alltrista (solely with respect to AMS) does not have any liabilities or obligations, whether accrued, absolute or contingent or whether due or to become due (including, without limitation, obligations as guarantor), and (b) Alltrista does not know of any fact, event or occurrence which may give rise to any liability or obligation, absolute or contingent, of Alltrista (solely with respect to AMS) or relating to the Assets or the Assumed Liabilities.

                 2.7 Absence of Certain Changes or Events. Except for the transactions contemplated hereby and as set forth in Schedule 2.7 hereto, since January 31, 1996, there has not been (a) any damage, destruction or casualty loss to the Assets (not fully repaired or replaced); (b) any material adverse change in the business, assets, properties, operations, prospects or financial condition of AMS, or, to Alltrista's knowledge, any fact or condition which could cause such a change; (c) any increase in the rate or terms of compensation payable or to become payable by Alltrista to the Transferred Employees, or any increase in the rate or change in the terms of any employment agreement or compensatory arrangement, or any bonus, pension, insurance or other employee benefit plan, or any payment or benefit made to or for any such Transferred Employee, other than in the ordinary course of business consistent with past practices; (d) any sale, transfer or other disposition of any asset of Alltrista (relating to AMS) to any party, which was outside the ordinary course of business consistent with past practices; (e) any termination or waiver of any rights of value to Metal Services Business; or (f) any agreement, whether in writing or otherwise, to take any action described in this Section 2.7.

                 2.8 Real and Personal Property; Title. Schedule 2.8(a) hereto correctly identifies (i) each lease or rental of real property held or paid by Alltrista (with respect to AMS); and (ii) each parcel of real property, and each interest (other than such leases or rentals) in real property, used in the conduct of the Metal Services Business. Except as set forth in Schedule 2.8(b) hereto, (a) any structures located on the Real Estate described in
Schedule 2.8(a) (the "Improvements") and the use thereof conform in all material respects with all applicable ordinances, requirements, regulations, zoning laws, restrictive covenants, conditions or restrictions and do not encroach on property of others, and are not encroached upon by structures of others; and (b) no claims, charges or notice of violations have been filed, served, made, or to Alltrista's knowledge threatened, orally or in writing, against or relating to the Real Estate, the Improvements or any of the operations conducted at any such property (currently or, if not fully corrected or otherwise remedied, in the past) as a result of (i) any violation or alleged violation of any applicable ordinance, requirement, regulation, zoning law, restrictive covenant, condition or restriction, or (ii) as a result of any encroachment on the property of others.

         Except as and to the extent described in Schedule 2.8(c) hereto, Alltrista has good and marketable title to, and is in possession of or has control over, all of the Assets, free and clear of all liabilities, mortgages, pledges, liens, security interests, claims, judgments, exceptions, charges, encumbrances and other obligations of every kind and nature. Except as described in Schedule 2.8(c), none of the Assets is held under any lease or
conditional sales contract.    Except as set forth on Schedule 2.8(d), all of
the machinery and equipment included in the Assets and necessary to operate the Metal Services Business at current production levels is in good working order or condition, ordinary wear and tear excepted.

                 2.9 Patents, Trademarks, Etc. Schedule 2.9(a) hereto contains an accurate and complete description of all domestic and foreign patents, trademarks, service marks, trademark registrations, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor, presently owned or held by Alltrista or under which Alltrista owns or holds any license, or in which Alltrista owns or holds any direct or indirect interest and which relate to the Metal Services Business; and to Alltrista's knowledge no other intellectual property rights are necessary for the conduct of the Metal Services Business. No products manufactured, distributed or sold by AMS, nor any patents, trade secrets, trademarks, service marks, trademark registrations, logos, trade names, copyrights or copyright registrations used in the Metal Services Business, infringe upon any patents, trademarks, copyrights or any other intellectual property rights of any individual or entity. Except as set forth in Schedule 2.9(b), Alltrista has the sole and exclusive right to use, has the right and power to sell, and has taken all reasonable measures to maintain and protect the patents, trademarks, trademark registrations, service marks, logos, trade names, assumed names, copyrights and copyright registrations listed on Schedule 2.9(a); no claims have been asserted by any individual or entity with respect thereto or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and, to Alltrista's knowledge, there is no valid basis for any such claim. Except as set forth in Schedule 2.9(b), upon consummation of the transactions contemplated hereby, U.S. Can will acquire sole and exclusive right, title and interest in and to each item described in Schedule 2.9(a) included in the Assets.

                 2.10 Insurance. Alltrista keeps the Metal Services Business insured against loss or damage on usual and customary terms (including but not limited to coverage amounts) for businesses of the type Alltrista is engaged in. Attached to Schedule 2.10 hereto are certificates of insurance for certain insurance maintained by Alltrista with respect to the Metal Services Business, including but not limited to workers' compensation, product liability and comprehensive general liability insurance.

                 2.11 Contracts and Commitments. Except for open purchase orders and sales orders, and contracts requiring payment(s) of less than $5,000 (individually) and $100,000 (in the aggregate) per year, entered into in the ordinary course business consistent with past practices, and except as set forth in Schedule 2.11 or any other Schedule hereto, neither Alltrista nor AMS is a party to any agreement, contract, guaranty, commitment, restriction or instrument of any kind relating to the Assets, the Assumed Liabilities or the Metal Services Business (collectively referred to hereinafter as "Contracts"). Unless indicated on Schedule 2.11, true and complete copies of all Contracts underlying Assumed Liabilities have been delivered to U.S. Can. True and complete copies of all other Contracts listed on Schedule 2.11 or any other Schedule hereto not within U.S. Can's possession will, within 30 days of Closing, be delivered to U.S. Can. All assumed Contracts are valid and binding obligations of Alltrista, enforceable in accordance with their respective terms, and are in full force and effect; and Alltrista is in compliance therewith. None of the assumed Contracts is unduly burdensome on the Metal Services Business or the Assets and none have or will have a material adverse effect on the Assets or the Metal Services Business. There is no default, event of default or to Alltrista's knowledge fact, event or occurrence which (with the giving of notice, passage of time or both) would give rise to a default or event of default under any of the assumed Contracts. Also set forth in Schedule 2.11 is a true and complete reproduction of all written warranties in effect with respect to any products or services sold, distributed, offered, or licensed by or on behalf of Alltrista in the Metal Services Business.

                 2.12 Litigation and Administrative Proceedings. Except as set forth in Schedule 2.12 hereto, there is no claim, action, suit, proceeding or investigation pending in any court or before any governmental or regulatory authority or to Alltrista's knowledge threatened against Alltrista (with respect to the Metal Services Business) or affecting AMS's business or the Assets, or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Related Agreements. Alltrista does not know of any basis for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 2.12 could, if adversely decided, have a material adverse effect on the Metal Services Business or the Assets.

                 2.13     Tax Matters.

                          2.13.1  Definition.  For purposes of this Agreement,
"Tax" or "Taxes" means any net income, foreign income, alternative or minimum tax, withholding, payroll or employment tax, use, excise, sales, real estate, franchise, personal property or other taxes or fees, penalties, and interest pertaining to the Assets or AMS' Metal Services Business.

                          2.13.2  Tax Returns.  All Tax returns, reports and
declarations of every kind and nature (collectively, the "Returns") required to be filed by or on behalf of Alltrista (and relating to AMS) on or before the Closing Date have been or will be timely filed and such Returns are complete and accurate and disclose all Taxes (and other charges) required to be paid for the periods covered thereby.

                          2.13.3  All Taxes Paid.  All Taxes (and other
charges) shown on such Returns or otherwise required to be paid, and any deficiency assessments, penalties, interest or other charges with respect thereto, have been paid, and there is otherwise no current liability for any unpaid Taxes (or other charges) due in connection with such Returns or otherwise. There are no Tax liens (other than for Taxes not yet due) on any of the Assets and, to Alltrista's knowledge, no basis exists for the imposition of any such liens.

                          2.13.4  Withholding.  Alltrista (to the extent
relating to AMS) has withheld from its employees and others (and has or will timely remit to the appropriate taxing authorities) proper and accurate amounts for all periods prior to the Closing Date in compliance with all Tax withholding provisions of applicable federal, state, foreign, local or other laws (including, without limitation, income, withholding, social security, employment and other payroll taxes).

                          2.13.5  Asset Attributes.  None of the Assets (i) is
tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or (iii) is required to be treated as property owned by another under any provision of the Code. AMS has no foreign assets or operations.

                 2.14 Compliance with Laws. Except as otherwise disclosed in Schedule 2.14, Alltrista is in compliance in all respects with, in respect of AMS's operations, real property, machinery, equipment, all other property, practices and all other aspects of the Metal Services Business, any applicable law (whether statutory or otherwise), rule, regulation, order, ordinance, judgment or decree of any governmental authority (federal, state, local or otherwise) (collectively, "Laws"). Except as set forth on Schedule 2.14, to Alltrista's knowledge, there are no past violations of any Laws, in respect of AMS's operations, real property, machinery, equipment, all other property, practices and all other aspects of the Metal Services Business, which have not been fully corrected or otherwise remedied. Except as set forth on Schedule 2.14, neither Alltrista nor AMS has received any notification of any failure or alleged failure to comply with any such Laws.

                 2.15     Environmental Matters.

                          (a)     Except as otherwise disclosed in Schedule
2.15 hereto, (i) Alltrista and AMS have obtained all Environmental Permits (as defined herein) that are required with respect to the Metal Services Business, AMS's operations and properties of Alltrista (with respect to AMS); (ii) Alltrista (with respect to AMS) and AMS are in compliance with all Environmental Laws (as defined herein) and the terms and conditions of all Environmental Permits, and there are no known uncured violations by Alltrista (with respect to AMS) or AMS of Environmental Laws or Environmental Permits; and (iii) neither Alltrista (with respect to AMS) nor AMS has received any notice from a governmental authority or third party concerning any present or uncured violation or alleged violation of, or liability or potential liability arising under, any Environmental Law or Environmental Permit.

                          (b)     Except as set forth in Schedule 2.15, to
Alltrista's knowledge, there have been no releases of Hazardous Materials on or to the Real Estate or the soil or groundwater at or beneath the Real Estate, and there is no condition or any set of facts or circumstances that could give rise to an Environmental Claim (as defined herein).

                          (c)     For purposes of this Agreement, the following
terms shall have the respective meanings set forth herein:

                          "Environmental Permit" shall mean any permit,
license, approval or other authorization with respect to the Metal Services Business or the operation thereof under any applicable Environmental Law (as defined herein), including but not limited to laws, regulations or other requirements relating to emissions, discharges or releases of Hazardous Materials (as defined herein) into ambient air, surface water, groundwater, or land, or otherwise arising from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials by Alltrista (with respect to AMS) or AMS, or the employees, representatives, contractors or actual agents of either of them.

                          "Environmental Claim" shall mean any action, lawsuit,
claim or proceeding relating to the Metal Services Businesses or the operation thereof which seeks to impose liability for (i) violation of any Environmental Law, (ii) release of any Hazardous Materials, (iii) noise,

(iv) pollution or contamination of the air, surface water, groundwater or land;
(v) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (vi) exposure to hazardous or toxic substances; or
(vii) the manufacture, processing, distribution in commerce, use (by Alltrista (with respect to AMS) or AMS, or the employees, representatives, contractors or actual agents of either of them), or storage (by Alltrista (with respect to AMS) or AMS, or the employees, representatives, contractors or actual agents of either of them) of chemical substances. An "Environmental Claim" includes, but is not limited to, a proceeding to issue, modify or terminate a permit or license, or to adopt or amend a law or regulation to the extent that such a proceeding attempts to redress violations of the applicable permit, license, law or regulation which occurred on or prior to the Effective Time as alleged by any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority.

                          "Hazardous Materials" shall mean the following:  (i)
all "hazardous substances," as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Sec. 9601(14); (ii) all "hazardous wastes," as such term is defined in the Resource Conservation and Recovery Act, 42 U.S.C.A. Sec. 6903(5); (iii) all materials that are classified as hazardous or toxic under any Environmental Law, as defined below; (iv) petroleum products, including but not limited to gasoline, diesel fuel, fuel oil, crude oil and motor oil, and the constituents of those products; or (v) medical wastes.

                          "Environmental Laws" shall mean, without limitation,
the following: the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.A. Sec. 9601 et seq.); the Resource Conservation and Recovery Act (42 U.S.C.A. Sec. 6901 et seq.); the Clean Water Act (33 U.S.C.A. Sec. 1251 et seq.); the Clean Air Act (42 U.S.C.A. Sec. 7401 et seq.); the Toxic Substance Control Act (15 U.S.C.A. Sec. 2601 et seq.); the Occupational Safety and Health Act ( 29 U.S.C. 651 et seq.); and all other federal, state or local statutes or ordinances pertaining to protection of the environment, health or safety, and all amendments made to, and regulations promulgated under, the foregoing laws.

                 2.16     Employee Benefits.

                          2.16.1  Plans.  Attached hereto as Schedule 2.16 is a
list of all employee benefit plans relating to employee benefits provided to any Transferred Employee by Alltrista including, without limitation, all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase, stock ownership and stock option plans, stock appreciation rights, bonuses, severance arrangements, health and welfare benefits, insurance benefits and all other employee benefits or fringe benefits (collectively referred to as the "Plans"). Except as required by the terms of the Collective Bargaining Agreements, Alltrista (with respect to AMS) does not, nor has it ever, contributed to any multi-employer plan within the meaning of Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor is Alltrista (with respect to AMS) affiliated with any entity such that Alltrista has, or might have in the future, any multi-employer plan withdrawal liability under Subtitle E of Part IV of ERISA.

                          2.16.2     No Liens Arising Under ERISA.  No event
(including without limitation any failure or refusal to make a required Plan contribution or other payment required under ERISA) has occurred which would give rise to any lien against the Assets as a result of the operation of ERISA, including without limitation Section 302(f) and 4068 thereof.

                 2.17 Licenses and Permits. Alltrista has all governmental licenses and permits and other governmental authorizations and approvals required for the conduct of the Metal Services Business as presently conducted (collectively, "Permits").

                 2.18 Employment Agreements. Schedule 2.18 hereto is a list and summary description of all oral or written agreements (other than Plans and the Collective Bargaining Agreements) with any employee or independent contractor performing services for AMS or with respect to the Assets. There have been no claims of default, and there are no facts or conditions which if continued (or on notice) would result in a default, under these agreements.

                 2.19 Discrimination; Occupational Safety; Labor. Except as disclosed on Schedule 2.19 or any other Schedule hereto, no individual or entity, including but not limited to any governmental agency, has any claim or cause of action pending and to Alltrista's knowledge there is no basis for any claim or cause of action against Alltrista (with respect to AMS) or AMS based upon any law, regulation or rule relating to discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 1981 or the Age Discrimination in Employment Act of 1967, as amended). There is no pending or to Alltrista's knowledge threatened federal or state equal employment opportunity enforcement action or labor dispute, strike or work stoppage affecting the Metal Services Business. Other than the Collective Bargaining Agreements, Alltrista has no collective bargaining or similar agreements, nor does Alltrista have any obligation to bargain with any labor organization as the representative of AMS's employees.

                 2.20 Brokers and Finders. Neither Alltrista nor any of its officers, directors, employees, affiliates, associates or family members has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                 2.21 Necessary Assets. The Assets constitute all of the assets of the nature included within the Assets necessary for the conduct of the Metal Services Business in the manner and to the extent presently conducted or conducted with respect to any substantial part of the Metal Services Business during the 12-month period prior to the Closing Date. There exists no condition, restriction or reservation affecting the title to the Assets or Assumed Liabilities which would prevent U.S. Can from occupying or utilizing the Assets or Assumed Liabilities, or any part thereof, to the same extent that Alltrista might continue to do if the purchase and sale contemplated hereby did not occur.

                 2.22 Books and Records. The books and records of Alltrista (with respect to AMS) and AMS have been maintained in accordance with good business and bookkeeping practices, consistent with past practices, and accurately reflect in all material respects the business, assets, properties, rights, obligations, liabilities and operations of AMS.

                 2.23 Government Contracts. Neither Alltrista nor AMS is a party to any contract relating to AMS, its business or any of the Assets with any "Government Contract Party." For purposes of this Section 2.23, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

                 2.24 Full Disclosure. Alltrista has disclosed in writing in, or pursuant to, this Agreement all facts material to the Metal Services Business, the Assets and the Assumed Liabilities. No representation or warranty made by Alltrista in this Agreement, and no statement contained in the Schedules hereto or any of the Related Agreements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                 2.25 Effect of Certificates. All certificates of Alltrista or its officers delivered pursuant hereto shall be deemed to be additional representations and warranties of Alltrista under this Article II.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF U.S. CAN

         As of the date hereof, U.S. Can represents and warrants to Alltrista as follows:

                 3.1 Organization and Qualification. U.S. Can is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and the Related Agreements, and to consummate the transactions contemplated hereby and thereby.

                 3.2 Authority. U.S. Can has full power, capacity and authority to execute and deliver this Agreement and the Related Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by U.S. Can, and no other corporate proceedings on the part of U.S. Can are necessary to authorize this Agreement or the Related Agreements, or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly and validly executed and delivered by U.S. Can and (assuming the valid execution and delivery of the Agreement and the Related Agreements by Alltrista) constitute legal, valid and binding agreements of U.S. Can.

                 3.3 Consents and Approvals. There is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained, given or made in order for U.S. Can to consummate the transactions contemplated hereby and fully perform its obligations hereunder, except for any authorization, consent, order, approval or filing previously obtained, given or made.

                 3.4 Absence of Conflicts. The execution, delivery and performance by U.S. Can of this Agreement and the Related Agreements, and the consummation by U.S. Can of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both,
(i) violate any provision of law, statute, rule or regulation to which U.S. Can is subject, (ii) violate any order, judgment or decree applicable to U.S. Can, or (iii) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or By- Laws of U.S. Can or any agreement or other instrument to which U.S. Can is a party or by which U.S. Can is bound.

                 3.5 Litigation and Administrative Proceedings. There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or overtly, threatened against or affecting U.S. Can which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Related Agreements. There is no known basis for any such claim, action, suit, proceeding or investigation.

                 3.6 Brokers and Finders. Neither U.S. Can nor any of its officers, directors, employees, affiliates or associates has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

                 3.7 Effect of Certificates. All certificates of U.S. Can or its officers delivered pursuant hereto shall be deemed to be additional representations and warranties of U.S. Can under this Article III.

                                   ARTICLE IV

                            COVENANTS OF ALLTRISTA

         Alltrista covenants to U.S. Can as follows:

                 4.1 Consents and Approvals. Alltrista agrees to use all reasonable efforts to make all registrations, filings and applications, and give all notices and obtain all governmental or other consents, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated by, or the performance by Alltrista of its obligations under, this Agreement and the Related Agreements, or which U.S. Can may otherwise reasonably request.

                 4.2 Non-Competition. For a period of five (5) years from and after the Closing Date, Alltrista shall not directly or indirectly (through any division, subsidiary, joint venture or otherwise) engage in, or have any interest in (excluding only passive investment interests of less than five percent (5%) in corporations that report under the Securities Exchange Act of 1934, as amended) a company or business engaged in, the tin plate cutting, tin plate decorating and/or tin mill products service center businesses; provided, however, that Alltrista shall not be prohibited from engaging in activities after the Closing relating to the sale of any Seller Pre-Closing Inventory (as defined in the Sales Agent Agreement) or coating or decorating tin plate in its businesses (other than Metal Services Business) as presently conducted or as specifically permitted by the Tin Plate Purchase Agreement.

                 4.3      Tax Matters.  Except as otherwise provided in Section
5.3 hereof, Alltrista will timely pay or satisfy all Taxes that may be due as a result of the conduct of the Metal Services Business until the Effective Time, or the sale of the Assets hereunder.

                 4.4 Post-Closing Access to Information. For a period of seven years after the Closing (or such shorter period as is consistent with customary record retention policies), Alltrista shall not dispose of any books, records, documents or information in its possession or control relating in whole or part to the Metal Services Business, the Assets or the Assumed Liabilities without first giving notice to U.S. Can and permitting U.S. Can to copy those portions of such books and records which U.S. Can may select, which selection must be made within a reasonable time, excluding any confidential information regarding Alltrista's businesses, other than the Metal Services Business. During such seven-year period, Alltrista shall permit U.S. Can, upon reasonable notice and during Alltrista's business hours, to examine and make copies of, at U.S. Can's expense, such books, records, documents or information for any reasonable purpose, including but not limited to any litigation commenced against U.S. Can or any affiliate of U.S. Can, the preparation of income or other Tax returns and any administrative or regulatory proceeding or action.

                 4.5 Discontinuation of Use. Upon Closing, Alltrista will discontinue use of the name "Alltrista Metal Services" or any confusingly similar name in the Metal Services Business, except for purposes of collecting Alltrista's unpaid AMS accounts receivable, the sale of inventory pursuant to the Sales Agent Agreement and winding up AMS's business.

                 4.6 Further Assurances. After the Closing, Alltrista will execute and deliver all additional or different documents and take such actions as U.S. Can shall reasonably request in order to more fully consummate the transactions contemplated hereby or by the Related Agreements. Alltrista shall use all reasonable efforts to fulfill or obtain the fulfillment of the conditions of U.S. Can's obligations hereunder.

                 4.7 Employee Benefits. Alltrista will provide any employee benefit obligations which have accrued for Transferred Employees prior to the Effective Time under employee pension or welfare benefit plans it sponsors ("Alltrista Plans") and shall hold U.S. Can harmless from any claims for benefits made under Alltrista Plans by Transferred Employees. All accrued benefits of Transferred Employees under any qualified retirement plan of Alltrista will become nonforfeitable (100% vested) as of the Closing Date. Any employees whose employment with Alltrista is terminated prior to the Closing Date shall have their rights to any employee benefits under Alltrista Plans determined exclusively with respect to those plans. Accrued and unused vacation pay of the Transferred Employees as of the Effective Time has been reflected as a credit to the Purchase Price and the vacation reserve amount computed by Alltrista is an Assumed Liability under Section 1.5. To the extent that the vacation reserve is insufficient to satisfy the actual accrued and unused vacation pay of the Transferred Employees as of the Effective Time,

Alltrista will indemnify U.S. Can against 100% of the amount by which the vacation reserve is deficient.

                 4.8 Consents. Alltrista will use all reasonable efforts to obtain the express written consent of all third parties necessary to assign any Contracts included in the Assumed Liabilities, including but not limited to licensees of its "Micro Sphere Sheet Waxer" technology, within 30 days of Closing to the assignment by Alltrista and assumption by U.S. Can of all such Contracts. If any third party withholds consent or Alltrista receives any royalties or payments on account of such Contracts after the Closing Date, Alltrista will hold all such amounts in trust for U.S. Can and promptly pay the same to U.S. Can. Alltrista will indemnify and hold U.S. Can harmless from and against any loss suffered by U.S. Can as a result of Alltrista's failure to obtain any necessary consent to the assignment of such Contracts.


                                   ARTICLE V

                            COVENANTS OF U.S. CAN

                 U.S. Can covenants to Alltrista as follows:

                 5.1 Consents and Approvals. U.S. Can agrees to use all reasonable efforts to make all registrations, filings and applications, and give all notices and obtain all governmental or other consents, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated by, or the performance by U.S. Can of its obligations under, this Agreement or the Related Agreements, or which Alltrista may otherwise reasonably request.

                 5.2 Retention of Records. For a period of seven years after the Closing (or such shorter period as is consistent with customary record retention policies), U.S. Can shall not dispose of any books, records, documents or information in its possession or control relating in whole or part to the Metal Services Business, the Assets or the Assumed Liabilities without first giving notice to Alltrista and permitting Alltrista to copy those portions of such books and records which Alltrista may select, which selection must be made within a reasonable time, excluding any confidential information regarding U.S. Can's businesses, other than the Metal Services Business. During such seven-year period, U.S. Can shall permit Alltrista, upon reasonable notice and during U.S. Can's business hours, to examine and make copies of, at Alltrista's expense, such books, records, documents or information for any reasonable purpose, including but not limited to any litigation commenced against Alltrista or any affiliate of Alltrista, the preparation of income or other Tax returns and any administrative or regulatory proceeding or action.

                 5.3 Transfer Costs. The first $70,000.00 of transfer taxes, survey costs, title fees and escrow fees associated with the purchase and sale of Real Estate under and pursuant to the Escrow Agreement shall be borne and paid by U.S. Can; the remainder shall be paid by Alltrista. All other sales or use taxes on the transfer of Assets and recording or filing fees necessary to transfer title to any of the Assets shall be borne and paid by U.S. Can.

                 5.4       Employee Matters.

                          5.4.1  Union Pension Plan.  U.S. Can shall comply
with the terms of the Collective Bargaining Agreements by establishing a defined benefit pension plan which contains all of the material terms and provides the level of benefits called for in the applicable Collective Bargaining Agreements for Transferred Employees who are covered by those agreements unless the parties thereto mutually agree otherwise. U.S. Can may satisfy its obligation under the preceding sentence through the appropriate modifications to any defined benefit pension plan which it already maintains. U.S. Can shall credit such Transferred Employees under its defined benefit plan with the amount of "Benefit Service" and "Vesting Service," as defined in the Alltrista Corporation Consolidated Hourly Pension Plan (the "Alltrista Plan"), that such Transferred Employees were credited with under the Alltrista Plan as of the Effective Time. In determining the amount of pension and/or ancillary benefits to be provided under its defined benefit plan for such Transferred Employees, U.S. Can shall be allowed to offset such amount by the amount of any such benefits to be provided the Transferred Employees under the Alltrista Plan, determined as of the Effective Time. U.S. Can will provide the necessary level of benefits to Transferred Employees under its defined benefit plan such that the total pension and/or ancillary benefits Transferred Employees will receive will be equivalent to the benefits such Transferred Employees would have received under the Alltrista Plan had the Closing not occurred.
                          5.4.2  Salaried Pension Plan.  U.S. Can shall provide
a qualified retirement plan with a cash or deferred feature that complies with Code Section 401(k) for the benefit of all Transferred Employees who are salaried employees or who are not subject to a Collective Bargaining Agreement. Such Transferred Employees shall participate as of their date of hire by U.S. Can.
                          5.4.3  Employee Welfare Benefits.  U.S. Can will
provide Transferred Employees who are represented under a Collective Bargaining Agreement the non-pension (i.e., welfare) benefits called for under the terms of the applicable Collective Bargaining Agreement. U.S. Can will provide Transferred Employees who are not represented under a Collective Bargaining Agreement a package of employee welfare benefits substantially similar to those currently being provided to non-bargaining unit employees of U.S. Can with comparable levels of work responsibilities as those such Transferred Employees will perform at U.S. Can. In particular, U.S. Can will provide Transferred Employees who are not represented under a Collective Bargaining Agreement with the following vacation benefits: (1) any vacation benefits accrued and unused and reflected in the vacation reserve assumed by U.S. Can; and (2) vacation benefits for the remainder of 1996 and future years determined under the applicable U.S. Can vacation pay policy, as in effect from time to time, and taking into account each such Transferred Employee's service with U.S. Can; provided, however, that the vacation benefits for the remainder of 1996 and each year thereafter of any such Transferred Employee under the applicable U.S. Can vacation policy shall not be less than the vacation benefits such Transferred Employee was entitled to receive as of January 1, 1996 for the year 1996 under the applicable Alltrista vacation policy in effect as of such date (after taking into account, for the year 1996 only, any vacation benefits received by such employee from January 1, 1996 to the Effective Time).

                          5.4.4  Compensation.  U.S. Can shall abide by the
terms of the applicable Collective Bargaining Agreements concerning the compensation of Transferred Employees who are represented thereunder. U.S. Can will provide each Transferred Employee who is not covered by a Collective Bargaining Agreement with a package of initial compensation substantially similar to the compensation provided to such Transferred Employee by Alltrista pre-Closing assuming comparable work responsibilities; provided, however, that U.S. Can is not hereby assuming any obligation to maintain such level of compensation. Accrued and unused vacation pay of the Transferred Employees as of the Effective Time has been reflected as a credit to the Purchase Price.
Any accrued but unused vacation days of any Transferred Employee covered by the Collective Bargaining Agreements and included in the vacation reserve as of the Effective Time shall transfer with the affected employees and shall be available to them as employees of U.S. Can. U.S. Can shall hold Alltrista harmless from any claims made by Transferred Employees for accrued and unused vacation benefits as of the Effective Time included in the vacation reserve.

                          5.4.5  WARN Act.  U.S. Can shall fully comply with
any obligations imposed by the Worker Adjustment and Retraining Notification Act ("WARN") as a result of any "mass lay-offs" or any plant closing if it results in 50 or more employees suffering an "employment loss" at the site during any 30-day period after the Effective Time, if and to the extent required by law or regulation.

                          5.4.6  Employees on Disability.  U.S. Can shall hire
all Transferred Employees who are on short-term disability under the relevant plans of Alltrista as of the Effective Time, provided any such individuals report to work at U.S. Can, with a full medical release to perform all of their job responsibilities, within six (6) months of the date their short-term disability commenced. Any Transferred Employee on long-term disability under any such plan of Alltrista as of the Effective Time shall not be hired by U.S. Can and shall remain the responsibility of Alltrista. Alltrista shall provide long-term disability benefits to any individual on short-term disability as of the Effective Time who does not return to work with the required release within six (6) months of the date their short-term disability commenced.

                          5.4.7  Employment Intent.  U.S. Can shall offer
employment to all Transferred Employees other than the employees of the Plastisol Business or as set forth on Schedule 5.4.7 consistent with the terms and conditions set forth in this Agreement; provided, however, that U.S. Can shall not as a result be making any assurances or promises of any kind to any Transferred Employees of employment for any fixed period of time.

                          5.4.8  Rollovers.  U.S. Can will permit the
Transferred Employees to roll over any distributions which they receive from a tax-qualified retirement plan sponsored by Alltrista to a tax-qualified retirement plan sponsored by U.S. Can, provided that (1) such distributions are "eligible rollover distributions" within the meaning of Section 402(c)(4) of the Code; (2) Alltrista provides U.S. Can with a copy of a favorable determination letter issued by the Internal Revenue Service with respect to the plan making such distribution, which letter covers all amendments to such plan other than amendments which do not impact such plan's tax qualification; and
(3) Alltrista represents in writing to U.S. Can that such plan is tax-qualified as to its operation as well as to its form. For purposes of Article VIII of this Agreement regarding indemnification, any representations made by Alltrista pursuant to clause (3) of the preceding sentence shall be treated as if they were made in Article II of this Agreement.

                          5.4.9  Severance.  U.S. Can will pay one week's
severance for each full year worked, but not more than 26 years' service, to each Transferred Employee not covered by a Collective Bargaining Agreement and, in making such calculation, will give credit for years of service with Alltrista, as well as any predecessor companies for which Alltrista provided such Transferred Employees credit.

                 5.5 Alltrista Name. U.S. Can shall not use the name "Alltrista" or "Alltrista Metal Services" for any purpose at any time unless under and pursuant to the Sales Agent Agreement or this Agreement.

                 5.6 Further Assurances. After the Closing, U.S. Can will execute and deliver all additional or different documents and take such actions as Alltrista shall reasonably request in order to more fully consummate the transactions contemplated hereby or by the Related

Agreements. U.S. Can shall use all reasonable efforts to fulfill or obtain the fulfillment of the conditions of Alltrista's obligations hereunder.

                                   ARTICLE VI

                                MUTUAL COVENANTS

                 Each of the parties hereto covenants to the other party as follows:

                 6.1 Confidentiality. Except as otherwise required by law or in connection with judicial, administrative or arbitration proceedings, and except for public announcements concerning the transactions contemplated hereby on the advice of counsel, each of the parties agrees not to (i) disclose any confidential or proprietary information of the other party, or the terms of this Agreement (collectively, the "Confidential Information"), to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such Confidential Information) or (ii) use any Confidential Information of the other party for any purpose other than consummating the transactions contemplated hereby and, with respect to U.S. Can, conducting its business after the Closing.

                 6.2      Tax Treatment.

                          6.2.1   Tax Cooperation.  Alltrista and U.S. Can will
use all reasonable efforts to cooperate with one another as appropriate for all relevant tax purposes relating to the transactions contemplated by this Agreement, and report consistently for tax purposes the transactions provided for in this Agreement, and treat all subsequent related transactions or items, in a manner consistent in all respects with the terms and provisions of this Agreement. Alltrista and U.S. Can agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets as is reasonably necessary for the filing of any Tax return, declaration or report, the making of any election related to Taxes, the preparation for any audit by any taxing authority, or the prosecution or defense of any claim, suit or proceeding with respect to Taxes. Alltrista and U.S. Can shall cooperate fully, as and to the extent reasonably requested by the other party, in the conduct of any audit, litigation or other proceeding with respect to Taxes to the extent relevant to the Assets; provided, however, that the party whose Taxes are at issue shall pay the reasonable out-of-pocket expenses of the other party in rendering such cooperation.

                 6.2.2 Allocation of Taxes. All personal property taxes, real property taxes, similar ad valorem obligations, and special assessments imposed with respect to the Assets or Real Estate for a Tax period which includes (but does not end on) the Closing Date shall be apportioned between Alltrista and U.S. Can, with Alltrista bearing a portion of such Taxes based on the number of days in the Tax period prior to the Closing Date and U.S. Can bearing a portion of such Taxes based on the number of days in the Tax period on and after the Closing Date.
                 6.2.3 Payment of Taxes. Taxes described in Section 6.2.2 shall initially be timely paid as provided by applicable law and the paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 6.2.2. The paying party shall promptly notify the non-paying party of the payment of such Tax and the non-paying party shall make such reimbursement within ten (10) business days after it receives such notice. Any payment not made within such time shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Internal Revenue Code for each day until paid.

                 6.3 Health Care Coverage. U.S. Can agrees that all Transferred Employees (other than collective bargaining unit employees covered by a health plan pursuant to the Collective Bargaining Agreements) or any other AMS employee who becomes employed by U.S. Can at the Effective Time, or thereafter, and their eligible dependents, shall become covered under U.S. Can's health care plan (providing medical and dental coverage), subject to the normal limitations in such plan (except that there shall be no limitation on pre-existing conditions to the extent such conditions are covered by Alltrista's health or dental plan(s)), effective at the Effective Time or, if later, as of their date of hire by U.S. Can. U.S. Can shall make "COBRA" health care continuation coverage under Sections 601 et seq. of ERISA available to all Transferred Employees who become employed by U.S. Can pursuant to the preceding sentence (other than collective bargaining unit employees covered by a health plan pursuant to the Collective Bargaining Agreements), and their eligible dependents, with respect to which "qualifying events" (as defined in Section 603 of ERISA) occur after such persons become covered under U.S. Can's health care plan. Except as provided in the preceding sentence, U.S. Can shall have no obligation to make "COBRA" health care continuation coverage available to any current or former employees of Alltrista or AMS, or to their eligible dependents. At Closing or promptly thereafter, Alltrista will deliver to U.S. Can a schedule of each Transferred Employee, his/her dependents, social security numbers and any amounts applied from January 1, 1996 to the Closing Date to satisfy the 1996 deductible under the applicable Alltrista health care plan. Once U.S. Can has received this information, and after a reasonable time to process such data, U.S. Can will give credit to the Transferred Employees for their deductibles.

                 6.4 Mutual Cooperation. Alltrista and U.S. Can agree to cooperate after the Closing Date to the fullest extent reasonably necessary to consummate fully the transactions contemplated hereby and by the Related Agreements, including but not limited to (i) coordinate the compensation and employee benefits matters set forth in this Agreement, (ii) account for transactions hereunder and under the Related Agreements (including but not limited to the processing of the parties' respective accounts receivable and payable) and (iii) administer and pay, as appropriate, workers' compensation claims of Transferred Employees. For this purpose, Alltrista will be provided access to the plants included in the Metal Services Business during U.S. Can's normal business hours and at reasonable intervals.

         6.5 The parties intend that the combined benefits from the Alltrista Corporation Consolidated Hourly Pension Plan and U.S. Can defined benefit pension plan for such Transferred Employees will be equivalent to the benefits such Transferred Employees would have received under the Alltrista Corporation Consolidated Hourly Pension Plan had the Closing not occurred.

                                  ARTICLE VII

                               CLOSING DELIVERIES

                 The following deliveries shall be made at the Closing and are conditions precedent to Closing:

                 7.1      Legal Opinions.

                          7.1.1    Legal Opinion of Alltrista.  Alltrista shall
deliver to U.S. Can the written opinion of Bingham Summers Welsh & Spilman, counsel to Alltrista, in substantially the form attached hereto as Exhibit 7.1.1, and in substance satisfactory to U.S. Can and its counsel.

                          7.1.2    Legal Opinion of U.S. Can.  U.S. Can shall
deliver to Alltrista the written opinion of Ross & Hardies, counsel to U.S. Can, in substantially the form attached hereto as Exhibit 7.1.2, and in substance satisfactory to Alltrista and its counsel.

                 7.2 Consents. Alltrista will deliver to U.S. Can all consents and approvals required in connection with the performance by Alltrista and AMS of their respective obligations under this Agreement and the Related Agreements, and the consummation by Alltrista and AMS of the transactions contemplated hereby and thereby.

                 7.3 Purchase and Lease Agreement. Alltrista and U.S. Can shall have executed and delivered to one another a Purchase and Lease Agreement, in substantially the form attached hereto as Exhibit 7.3.

                 7.4 Tin Plate Purchase Agreement. Alltrista and U.S. Can shall have executed and delivered to one another a Tin Plate Purchase Agreement, in substantially the form attached hereto as Exhibit 7.4.

                 7.5 Sales Agent Agreement. Alltrista and U.S. Can shall have executed and delivered to one another a Sales Agent Agreement, in substantially the form attached hereto as Exhibit 7.5.

                 7.6 Technology License. Alltrista and U.S. Can will execute and deliver a Technology License Agreement, in substantially the form attached hereto as Exhibit 7.6.

                 7.7 Closing Certificates. Alltrista and U.S. Can shall each deliver, or cause to be delivered, to the other party such certificates of their respective officers as Alltrista or U.S. Can, as the case may be, deems appropriate.

                 7.8 Instruments of Transfer. Alltrista shall duly execute and deliver the following bills of sale and other instruments of conveyance, evidencing the transfer and assignment of the Assets and the Assumed Liabilities:

                 (a) Bills of sale for all tangible personal property included in the Assets;

                 (b) Assignments of all certificates, permits, licenses, approvals or authorizations issued by any governmental authority that are assignable;

                 (c) Assignments of all intangible property, including but not limited to assignments of all patents included in the Assets in a form suitable for filing with the U.S. Patent and Trademark Office;

                 (d) Assignments of all Contracts included in the Assets, all Collective Bargaining Agreements or the Assumed Liabilities that are assignable with U.S. Can assuming the same; and

                 (e) Such other instruments of conveyance, transfer and assignment as may be reasonably required to vest in U.S. Can sole and exclusive right, title and interest in and to the Assets.

                 7.9 Good Standing Certificates. Alltrista shall cause to be delivered to U.S. Can a Certificate of Existence from the Secretary of State of the State of Indiana, and good standing certificates from the States of Illinois, Maryland and Alabama. U.S. Can shall deliver to Alltrista a Delaware good standing certificate.

                 7.10 Title Commitments. Alltrista shall cause to be delivered to U.S. Can commitments for ALTA Form B owner's title insurance policies with a creditors' rights endorsement (to be delivered within 30 days of Closing), from the Chicago Title Insurance

         Company and in the amounts allocated to the Real Estate in Schedule
         1.8 hereto and with exceptions reasonably acceptable to U.S. Can, for each parcel of Real Estate.

                 7.11 Resolutions. Alltrista and U.S. Can shall each deliver to the other party certified resolutions of its respective directors approving and authorizing the execution of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby.

                 7.12 Further Assurances. Alltrista and U.S. Can shall each deliver, or cause to be delivered, all other documents required to be delivered by the other party at the Closing and shall take all other actions which are reasonably necessary or, in Alltrista's or U.S. Can's opinion, as the case may be, appropriate in order to consummate fully the transactions contemplated hereby.

                 7.13 Lien Searches. Alltrista will deliver UCC, tax and judgment lien search results, in form and substance reasonably satisfactory to U.S. Can.

                 7.14 Real Estate Deeds, Escrow. Alltrista shall deliver to U.S. Can UCC-3 termination statements or releases executed by a duly authorized representative of each of Alltrista's or AMS's creditors which has a lien or encumbrance on any of the Assets, in good form for filing, terminating or releasing all liens and encumbrances on the Assets.

                 7.15 Releases. Alltrista shall execute warranty deeds for the Real Estate ("Deeds"). The Deeds and the purchase price for the Real Estate as set forth in the Purchase and Lease Agreement shall be placed in escrow in accordance with the terms of the Escrow Agreement attached hereto as
Exhibit 7.15.

                 7.16 Payment of Purchase Price. U.S. Can shall pay the Purchase Price to Alltrista in accordance with the terms of Section 1.4 hereof.

                                  ARTICLE VIII

                         SURVIVAL AND INDEMNIFICATION

                 8.1 Survival of Representations and Warranties; Covenants. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the Closing for a period of two years, regardless of any investigation made by or on behalf of any party, except for the representations and warranties contained in Sections
2.8 (to the extent it relates to free and clear title), 2.12 (to the extent it relates to product claims), 2.13 and 2.15, which shall survive until the expiration of the applicable statute of limitations (including any extensions thereof) with respect to the underlying subject matter thereof. All covenants contained herein shall survive until performed fully. Notwithstanding the foregoing, (i) any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section 8.2 or 8.3 shall survive the time at which it would otherwise terminate, as to a particular misrepresentation or particular breach thereof giving rise to such right to indemnity, if written notice of the misrepresentation or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, and (ii) any indemnity claim based on any misrepresentation or breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section
8.2 or 8.3 shall be made promptly after the party seeking to make such claim first became aware of the facts constituting the basis thereof (unless, prior to such time, notice of such claim shall have been given to the party against whom such indemnity may be sought); provided, however, that the indemnifying party shall not be relieved of any liability in the event the indemnified party fails to promptly make its indemnification claim unless and to the extent the indemnifying party is substantially prejudiced thereby.

                 8.2 Indemnification by Alltrista. (a) Alltrista agrees to indemnify and hold U.S. Can and its affiliates, and the respective officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "Representatives"), harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) (individually, a "Loss," and collectively, "Losses") arising out of or relating to (i) any liability or obligation of Alltrista or AMS, whether past, present or future, contingent or otherwise, matured or unmatured, that is not an Assumed Liability; (ii) any breach of any representation or warranty set forth in Article II hereof or any related schedule; (iii) any failure of title to, or any liabilities, liens, security interests, mortgages, pledges, claims, judgments, exceptions, reservations, charges, encumbrances or obligations on or with respect to, any of the Assets; (iv) any breach of any covenant or obligation of Alltrista contained in this Agreement or in any other document entered into or delivered in connection with this Agreement; (v) all Tax or other liabilities or liens arising out of or related to compliance (or failure to comply) with, or clearance under, the applicable bulk sales or transfer laws in the States of Illinois, Maryland, Alabama or any other applicable jurisdiction; (vi) all Taxes that may be due as a result of the conduct of the Metal Services Business through the Closing Date or the sale of the Assets hereunder (except as otherwise provided in this Agreement), or which are attributable to Alltrista's or AMS's actions or omissions prior to the Closing; (vii) successor tax, employment, ERISA or other liabilities, not expressly assumed by U.S. Can hereunder, including without limitation liabilities arising out of or related to any claims or causes of action against Alltrista or AMS disclosed on the Schedules to this Agreement; (viii) Alltrista's or AMS's criminal acts or omissions; (ix) any fraud, misrepresentation or omission by Alltrista in connection with the transactions contemplated by this Agreement; and (x) the amount by which the actual inventory value of the coatings and inks included in the Assets is less than $590,000; provided, however, that (a) Alltrista shall not be liable under
Section 8.2(a) until and then only to the extent that U.S. Can's and its Representatives' Losses exceed $300,000 (the "Deductible"), except with respect to any Loss arising under Section 8.2(a)(v), 8.2(a)(vi), 8.2(a)(viii), 8.2(a)(ix) or 8.2(a)(x), and (b) in no event shall the aggregate liability of Alltrista under Section 8.2(a) exceed the aggregate consideration paid to Alltrista under this Agreement and the Related Agreements (the "Cap").

                 (b) Without limitation of the indemnification set forth in subparagraph (a) of Section 8.2, Alltrista shall indemnify and hold U.S. Can and its affiliates, and their Representatives, harmless from and against (i) any and all environmental remediation required by law (or reasonably required to market and sell the property at or near its appraised value) or compliance costs, expenses and liabilities, whenever arising or incurred, arising out of or related to acts, omissions, events, conditions or occurrences occurring or in existence, as the case may be, prior to Closing, (ii) any and all costs, expenses and liabilities, whenever arising or incurred, asserted by any individual or entity other than Alltrista arising out of or related to the products manufactured and/or decorating services rendered by Alltrista or AMS, or their respective assignors or predecessors, prior to Closing, (iii) any and all costs or expenses incurred by U.S. Can to correct the conditions identified in the OSHA/industrial hygiene reports delivered to U.S. Can by Alltrista prior to the Closing Date ("OSHA Reports"), including but not limited to electrical system deficiencies, asbestos in certain AMS plants and machine guarding deficiencies, which have not been fully remedied as of the Closing Date ("OSHA Matters"); provided, however, that U.S. Can shall no later than 90 days after the Closing Date provide Alltrista a written list of corrective actions reasonably required to be taken with respect to the OSHA Matters and the cost thereof, and, provided, further, that U. S. Can shall complete such corrective actions as soon as reasonably possible, but not later than one year after the Closing Date, (iv) all OSHA citation penalties, workers' compensation claims and tort claims made against U.S. Can within one year of Closing arising out of or related to the OSHA Matters as in existence prior to completion of corrective actions with respect thereto (unless and to the extent U.S. Can failed to correct any OSHA Matters as soon as reasonably possible), and (v) any and all costs or expenses incurred by U.S. Can in refiling permit applications under the Title V Clean Air Act Amendments of 1990, if reasonably necessary to comply with applicable laws or regulations and/or correct factual matters in the existing applications. U.S. Can is entitled to and shall receive indemnification for the items included in Sections 8.2(b)(i), 8.2(b)(ii) and 8.2(b)(iii), if and to the extent that U.S. Can's and its Representatives' Losses, with respect to an individual indemnification item, exceed $1,000 and, in the aggregate, exceed $30,000, and without regard to the Cap.

                 8.3 Indemnification by U.S. Can. (a) U.S. Can agrees to indemnify and hold Alltrista and its Representatives harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to (i) any liability or obligation of U.S. Can that is an Assumed Liability; (ii) any breach of any representation or warranty set forth in
Article III hereof or any related schedule; (iii) any breach of any covenant or obligation of U.S. Can contained in this Agreement or in any other document entered into or delivered in connection with this Agreement; (iv) all Taxes that may be due as a result of the conduct of U.S. Can's business on and after the Closing Date and, to the extent specified in this Agreement, Taxes arising from the purchase and transfer of the Assets hereunder; (v) any liability created or arising on and after the Closing Date which relates solely to U.S. Can's operation of the Metal Services Business, including but not limited to OSHA Matters U.S. Can fails to correct as soon as reasonably possible after the Closing Date; (vi) if and to the extent U.S. Can terminates any former AMS or Alltrista employee on or after the Closing Date, claims or causes of action based solely on U.S. Can's actions or omissions with respect to any such employee; (vii) any failure by U.S. Can to comply with any obligations imposed by the WARN Act because of termination of Transferred Employees by U.S. Can on or after the Closing Date; (ix) U.S. Can's criminal acts or omissions; and (x) any fraud, misrepresentation or omission by U.S. Can in connection with the transactions contemplated by this Agreement; provided, however, that (a) U.S. Can shall not be liable under Section 8.3(a) until and then only to the extent that Alltrista's and its Representatives' Losses exceed $300,000, except with respect to any liability arising from Sections 8.3(a)(iv), (vi), (vii), (ix) and (x) and (b) in no event shall the aggregate liability of U.S. Can under Sections 8.3(a) exceed the Cap.

         (b) Without limitation of the indemnification set forth in subparagraph (a) of Section 8.3, U.S. Can shall indemnify and hold Alltrista and its affiliates, and their Representatives, harmless from and against (i) any and all environmental remediation required by law and/or compliance costs, expenses and liabilities arising out of or related to acts, omissions, events, conditions or occurrences occurring or coming into existence on or after the Closing Date, and (ii) any and all costs, expenses and liabilities, whenever arising or incurred, asserted by any individual or entity other than U.S. Can against Alltrista arising out of or related to the products manufactured and/or decorating services rendered by U.S. Can on or after the Closing Date. Alltrista is entitled to and shall receive indemnification for the items included in Sections 8.3(b)(i) and 8.3(b)(ii) if and to the extent that Alltrista's and its Representatives' Losses, with respect to an individual indemnification item, exceed $1,000 and in the aggregate, exceed $30,000.

                 8.4 Indemnification Procedure. An indemnified party under this Article VIII shall give prompt written notice to indemnifying party (when and to the extent that the indemnified party has actual knowledge thereof) of the commencement of any action, suit or proceeding, or the receipt of any claim (any such action, suit, proceeding or claim hereinafter referred to as a "Third Party Claim"), for which indemnification may be sought, and the indemnifying party, through counsel reasonably satisfactory to the indemnified party, may assume the defense thereof; provided, however, that any indemnified party shall be entitled to participate in the defense of any Third Party Claim with counsel of its own choice but at its own expense; and provided, further, that any indemnified party shall be entitled to participate in any Third Party Claim with counsel of its own choice at the expense of indemnifying party if, in the good faith judgment of the indemnified party's counsel, joint representation of the indemnified party and indemnifying party by counsel of the indemnifying party's choice presents a conflict of interest under the applicable canons of ethics. In any event, if the indemnifying party fails to assume defense of any Third Party Claim within 30 days of notice thereof, the indemnified party may assume such defense and the fees and expenses of its attorneys will be covered by the indemnity provided for in this
Article VIII. Notwithstanding anything in this Section 8.4 to the contrary, the indemnifying party shall not, without the prior written consent of the indemnified party, settle or compromise any Third Party Claim or consent to the entry of any judgment in connection therewith which (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third Party Claim or (ii) which involves payments or other consideration in excess of the indemnifying party's indemnification obligation with respect thereto or ability to pay. The indemnified party will also give prompt written notice of any other condition, event or occurrence which may give rise to an indemnification obligation hereunder. Notwithstanding the foregoing, failure to notify the indemnifying party of any Third Party Claim or other event, condition or occurrence which may give rise to an indemnification shall not relieve the indemnifying party of its indemnification obligation with respect thereto, unless and then only to the extent the indemnifying party is substantially prejudiced by the indemnified party's failure to so notify the indemnifying party. The indemnifying party shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for in this Article VIII.

                 8.5 Arbitration. Any dispute as to any claims under this Agreement shall be settled by arbitration in the City of Chicago, Illinois, unless the parties agree otherwise, by three arbitrators, one of whom shall be appointed by Alltrista, one of whom shall be appointed by U.S.

Can and the third of whom shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within 20 days of a request in writing by the other party to do so, or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days of their designation, then the second and/or third arbitrator shall be appointed by the American Arbitration Association (AAA). Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the commercial arbitration rules of the AAA so as to enable the arbitrators to render an award within 90 days of the commencement of the arbitration proceedings. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall bear the expenses of the arbitrator it selects and shall jointly and equally share with the other the expenses of the third arbitrator and of the arbitration. The procedures specified in this
Section 8.5 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable harm. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 8.5.

                                   ARTICLE IX

                                MISCELLANEOUS

                 9.1 Amendment and Modification. This Agreement may only be amended, modified or supplemented by written agreement of the parties.

                 9.2 Waiver of Compliance; Remedies. Any failure of Alltrista, on the one hand, or U.S. Can, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate party. Subject to the provisions of Section 8.5 hereof, the remedies set forth in this Agreement shall be cumulative and no one shall be construed as exclusive of any other or of any remedy provided by law and failure of any party to exercise any remedy at any time shall not operate as a waiver of the right of such party to exercise any remedy for the same or subsequent default at any time. U.S. Can shall bear all expenses associated with the legalization, authentication or recording of the assignments of patents and/or trademarks with the United States Patent and Trademark Office.

                 9.3 Expenses. Except as otherwise provided in this Agreement or the Related Agreements, whether or not the transactions contemplated by this Agreement shall be consummated, the parties hereto agree that all fees and expenses incurred by Alltrista, on the one hand, and U.S. Can, on the other, in connection with this Agreement and the Related Agreements shall be borne by Alltrista and by U.S. Can, respectively, including, without limitation, all fees of counsel and accountants.

                 9.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile transmission (receipt confirmed) or three days after mailed, certified or registered mail with postage prepaid:

                          (a)     If to Alltrista, to:

                                  Mr. William L. Skinner
                                  Senior Vice President
                                  Administration & Corporate Development
                                  Alltrista Corporation
                                  301 South High Street
                                  Muncie, IN  47305-2326

                                  with a copy to:

                                  Joseph E. DeGroff, Esq.
                                  Bingham, Summers, Welsh & Spilman
                                  2700 Market Tower Building
                                  Ten West Market Street
                                  Indianapolis, IN  46204

or to such other person or address as Alltrista shall furnish to U.S. Can in writing by notice given in the manner set forth in (a) above.

                          (b)     If to U.S. Can, to:

                                  Mr. Timothy W. Stonich
                                  Executive Vice President, Finance,
                                  Chief Financial Officer and Secretary
                                  United States Can Company
                                  900 Commerce Drive
                                  Oak Brook, IL  60521

                                  with a copy to:

                                  Steven K. Sims, Esq.
                                  Assistant General Counsel
                                  United States Can Company
                                  900 Commerce Drive
                                  Oak Brook, Illinois  60521


or to such other person or address as U.S. Can shall furnish to Alltrista in writing by notice given in the manner set forth above.

                 9.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including but not limited to any successor in interest to U.S. Can in connection with any merger or other business combination of U.S. Can or its parent. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except (i) in connection with a sale of all or substantially all of the assets of U.S. Can or a merger or consolidation of U.S. Can and another entity(ies) where the purchaser or surviving company, as the case may be, assumes all of U.S. Can's obligations hereunder, (ii) U.S. Can may assign its rights and obligations under this Agreement to any affiliate of U.S. Can, provided U.S. Can guarantees such affiliate's performance hereunder, and (iii) U.S. Can may assign all or part of its indemnification rights for environmental matters with respect to a parcel of Real Estate to a purchaser of such Real Estate. If such assignment shall be made by U.S. Can, such affiliate or purchaser shall be entitled to all of the rights and shall assume all of the obligations of U.S. Can hereunder.

                 9.6 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 9.7 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

                 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law principles.

                 9.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 9.10 Third Parties. Except as specifically set forth or referred to herein, nothing herein shall be construed to confer upon or give to any party other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                 9.11 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

                 9.12 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.

                 9.13 Headings and Gender. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. Whenever in this Agreement any masculine, feminine or neuter pronoun is used, such pronouns shall also include the other genders whenever required by context.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first written above.

ALLTRISTA CORPORATION                    UNITED STATES CAN COMPANY



By:   /s/ William L. Skinner             By:   /s/ Timothy W. Stonich
   -------------------------------          --------------------------------
        William L. Skinner                       Timothy W. Stonich,
        Its Senior Vice President                Its Executive Vice President
                                                  - Finance

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
ARTICLE I  TERMS OF PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.1      Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2      Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.3      Time and Place of Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.4      Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.4.1  Amount of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.4.2   Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.5      Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.5.1   Assumption of Collective Bargaining Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
1.6      Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
1.7      Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
1.8      Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF ALLTRISTA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

2.1      Organization and Qualification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
2.2      Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
2.3      Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.4      Absence of Conflicts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.5      Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.6      Absence of Undisclosed Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.7      Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.8      Real and Personal Property; Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.9      Patents, Trademarks, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.10     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.11     Contracts and Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.12     Litigation and Administrative Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
2.13     Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.13.1   Definition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.13.2   Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.13.3   All Taxes Paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.13.4   Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.13.5   Asset Attributes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
2.14     Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
2.15     Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
2.16     Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.16.1   Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.16.2   No Liens Arising Under ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

2.17     Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
2.18     Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
2.19     Discrimination; Occupational Safety; Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
2.20     Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
2.21     Necessary Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
2.22     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
2.23     Government Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
2.24     Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
2.25     Effect of Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF U.S. CAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

3.1      Organization and Qualification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
3.2      Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
3.3      Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
3.4      Absence of Conflicts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
3.5      Litigation and Administrative Proceedings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
3.6      Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
3.7      Effect of Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IV  COVENANTS OF ALLTRISTA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

4.1      Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
4.2      Non-Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
4.3      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
4.4      Post-Closing Access to Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
4.5      Discontinuation of Use . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
4.6      Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
4.7      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE V  COVENANTS OF U.S. CAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

5.1      Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.2      Retention of Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.3      Transfer Costs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
5.4      Employee Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.4.1  Union Pension Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.4.2  Salaried Pension Plan.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.4.3  Employee Welfare Benefits
         5.4.4  Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.4.5  WARN Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.4.6  Employees on Disability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.4.7  Employment Intent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         5.4.8  Rollovers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.4.9  Severance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
5.5      Alltrista Name.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
5.6      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE VI  MUTUAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

6.1      Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
6.2      Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.2.1   Tax Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.2.2  Allocation of Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.2.3  Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.3      Health Care Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
6.4      Mutual Cooperation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE VII  CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

7.1      Legal Opinions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.1.1    Legal Opinion of Alltrista. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.1.2    Legal Opinion of U.S. Can.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
7.2      Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
7.3      Purchase and Lease Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
7.4      Tin Plate Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
7.5      Sales Agent Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
7.6      Technology License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
7.7      Closing Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
7.8      Instruments of Transfer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
7.9      Good Standing Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
7.10     Title Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.11      Resolutions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.12     Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.13     Lien Searches. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.14     Real Estate Deeds, Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.15     Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.16     Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VIII  SURVIVAL AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

8.1      Survival of Representations and Warranties; Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
8.2      Indemnification by Alltrista.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
8.3      Indemnification by U.S. Can. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.4      Indemnification Procedure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
8.5      Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE IX  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

9.1      Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
9.2      Waiver of Compliance; Remedies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
9.3      Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
9.4      Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
9.5      Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
9.6      Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
9.7      Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
9.8      Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
9.9      Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
9.10     Third Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
9.11     Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
9.12     Exhibits and Schedules.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
9.13     Headings and Gender. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52


                                    LIST OF
                               OMITTED SCHEDULES

NUMBER                    DESCRIPTION
   1.1(a)                 Machinery and Equipment

   1.1(b)                 Intellectual Property

   1.2                    Description of Alltrista's Plastisol & Induction Curing Businesses

   1.5                    Assumed Liabilities

   1.6                    Transferred Employees

   1.8                    Allocation of Purchase Price

   2.3                    Consents and Approvals

   2.6                    Undisclosed Liabilities

   2.7                    Certain Changes or Events

   2.8(a)                 Real Property

   2.8(b)                 Real Property Compliance

   2.16                   Employee Benefits

   2.18                   Employment Agreements

   2.19                   Discrimination; Occupational Safety; Labor

   5.4.7                  Employees

   2.8(c)                 Liens and Encumbrances on Assets

   2.8(d)                 Assets Not in Good Working Order

   2.9(a)                 Patents and Trademarks

   2.9(b)                 Title to Patents and Trademarks

   2.10                   Insurance

   2.11                   Contracts, Commitments and Warranties